Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS REPORTS SECOND QUARTER 2013 NET

INCOME OF $1.5 MILLION

ADDISON, Texas, August 14, 2013 (GLOBE NEWSWIRE) — Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, reported consolidated financial results for the three and six months ended June 30, 2013.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2013	2012	2013	2012
Gross written premium	$68.6	$47.1	$142.0	$112.7
Revenue	72.8	51.8	136.6	103.2
Net income (loss)	1.5	(5.7)	(4.8)	(14.2)
Net income (loss) per diluted share	0.10	(0.37)	(0.31)	(0.92)

Michael McClure, Acting Chief Executive Officer, stated, “We are pleased that we achieved profitability on a quarterly basis for the first time in years. Our second quarter results demonstrate continued progress as a result of actions taken with respect to pricing, underwriting and expense reduction. We also are benefiting significantly from favorable non-standard personal automobile insurance market conditions primarily in Texas and to a lesser extent in California and Louisiana as our more aggressive competition has subsided. This has led to significant gross written premium growth in 2013. We expect these favorable conditions to continue and possibly expand to other states. We are also pleased that we solved our Illinois Department of Insurance reserve requirement issue this quarter and do not anticipate any issues with this requirement going forward. We are also working with our senior lenders to find a solution for our senior debt maturity in January 2014. The actions we have taken and the changes we continue to make in conjunction with the improved market conditions should lead to continued improved financial performance.”

Operating Performance

•

Total gross premiums written for the three months ended June 30, 2013 increased $21.5 million, or 45.7%, compared with the prior year quarter. Total gross premiums written for the six months ended June 30, 2013 increased $29.4 million, or 26.1%, compared with the prior year period. Historically, we assumed premiums from a Texas county mutual insurance company (the county mutual) whereby we assumed 100% of the policies issued by the county mutual for business produced by our owned general agents. The county mutual did not retain any of this business and there were no loss limits other than the underlying policy limits. The assumed reinsurance agreement was terminated on January 1, 2013 on a cut-off basis and the third-party reinsurance company that the Company has had quota-share agreements with since September 2011 is assuming 100% of the business originated through the county mutual. However, we continue to serve as a general agent for this business. Unearned premium of $11.8 million was returned to the Texas county mutual as of January 1, 2013 related to the termination of the reinsurance agreement. If we had included the county mutual business production in the 2013 gross written premiums, the increase for the three and six months ended June 30, 2013 would have been $31.1 million and $61.4 million, or 66.0% and 54.5%, respectively, compared with the prior year. This increase was primarily due to an increase in new business policies generated in Texas and California. We believe this growth in Texas and California was due to a number of competitors that had been aggressive on pricing in the past either exiting the marketplace or reducing their writings significantly. We anticipate further gross written premium growth in 2013.

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Total revenues for the three months ended June 30, 2013 increased $21.0 million, or 40.6%, compared with the three months ended June 30, 2012. The increase was due to increases in net premiums earned and commission income, fees and managing general agent revenue and net investment income, which were partially offset by decreases in net realized gains and other income. Total revenues for the six months ended June 30, 2013 increased $33.4 million, or 32.3%, compared with the six months ended June 30, 2012. The increase was due to increases in net premiums earned and commission income, fees and managing general agent revenue, which were partially offset by decreases in net realized gains, other income and net investment income.

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Net losses and loss adjustment expenses for the second quarter increased $11.5 million, or 43.1%, compared with the second quarter of 2012. The percentage of net losses and loss adjustment expense to net premiums earned (the net loss ratio) was 77.0% in the current quarter, compared with 76.5% in the prior year quarter. For the first six months of 2013, net losses and loss adjustment expenses increased $17.4 million, or 33.2%, compared with the first half of 2012. Our use of quota-share reinsurance overstates the net loss ratio. Loss adjustment expenses include all of the business subject to the quota-share treaties with ceding commission income booked as an offset to selling, general and administrative expenses. As such, the quota-share treaties’ impact on the loss ratio was to increase it by 4.0 points for both the current and prior year quarters and 4.1 points for the first half of 2013 and 4.7 points for the first half of 2012. The increase in the second quarter and first half of 2013 loss ratios was primarily due to a significant increase in new business, which tends to have a higher loss ratio than renewal business.

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Selling, general and administrative expenses (SG&A) increased $1.8 million in the second quarter, or 7.4%, compared with the second quarter of 2012, which was primarily due to increases in distribution costs related to increased earned premium, which were partially offset by decreases in professional services fees and advertising expenses. For the first half of 2013, restructuring and debt modification costs of $2.5 million related to the termination of an outsourced information technology services agreement, senior secured lenders’ legal and financial advisor fees and severance costs were incurred, compared with $0.7 million in the first half of 2012. Excluding restructuring and debt modification costs, SG&A expenses increased $4.0 million, or 8.1%, compared with the prior year period, which was primarily due to increases in distribution costs related to increased earned premium, which were partially offset by decreases in advertising expenses, employee compensation and benefits due to decreased headcount and professional fees due to the termination of an outsourced technology services agreement.

Contact: Earl R. Fonville

  Senior Vice President and Chief Accounting Officer

  (972) 728-6458

  earl.fonville@affirmativeinsurance.com

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” , or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Net premiums earned	$49,658	$34,935	$90,990	$69,116
Commission income, fees and managing general agent revenue	22,179	14,929	44,033	31,112
Net investment income	803	693	1,423	1,753
Net realized gains	18	702	29	729
Other income	122	500	123	500

Total revenues	72,780	51,759	136,598	103,210

Expenses
Net losses and loss adjustment expenses	38,243	26,719	69,806	52,389
Selling, general and administrative expenses	25,362	23,611	56,203	50,432
Depreciation and amortization	1,854	2,252	3,786	4,630

Total expenses	65,459	52,582	129,795	107,451

Operating income (loss)	7,321	(823)	6,803	(4,241)
Interest expense	5,677	4,850	11,232	9,766

Income (loss) before income tax expense	1,644	(5,673)	(4,429)	(14,007)
Income tax expense	159	22	337	168

Net income (loss)	$1,485	$(5,695)	$(4,766)	$(14,175)

Basic income (loss) per common share:
Net income (loss)	$0.10	$(0.37)	$(0.31)	$(0.92)

Diluted income (loss) per common share:
Net income (loss)	$0.10	$(0.37)	$(0.31)	$(0.92)

Weighted average common shares outstanding:
Basic	15,408	15,408	15,408	15,408

Diluted	15,408	15,408	15,408	15,408